Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 14, 2016

AdvancePierre Foods Holdings, Inc.
9987 Carver Road
Blue Ash, Ohio 45242

Re:                             AdvancePierre Foods Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to AdvancePierre Foods Holdings, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Company Shares”), and the resale by the Selling Stockholders (as defined below) of shares of Common Stock (including shares of Common Stock subject to an over-allotment option) (the “Secondary Shares”).  The Company Shares and the Secondary Shares are collectively referred to herein as the “Shares”.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)           the registration statement on Form S-1 (File No. 333-210674) of the Company relating to the Shares filed on April 11, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act and Pre-Effective Amendments No. 1 and No. 2 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)           the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, as representatives of the several Underwriters named therein (the “Underwriters”), and the Selling Stockholders named therein (the “Selling Stockholders”), relating to the sale by the Company to the Underwriters of the Company Shares and the sale by the Selling Stockholders to the Underwriters of the Secondary Shares, filed as Exhibit 1.1 to the Registration Statement;

(c)           an executed copy of a certificate of Michael B. Sims, Chief Financial Officer, Vice President, Treasurer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)           a copy of the Company’s Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware as of June 13, 2016, and certified pursuant to the Secretary’s Certificate;

(e)           a copy of the Company’s By-Laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(f)            the form of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), to be in effect immediately prior to the consummation of the offering of the Shares and filed as Exhibit 3.4 to the Registration Statement;

(g)           the form of the Company’s Amended and Restated By-Laws (the “Amended and Restated By-Laws”), to be in effect immediately prior to the consummation of the offering of the Shares and filed as Exhibit 3.5 to the Registration Statement; and

(h)           a copy of certain resolutions of the Board of Directors of the Company, adopted on March 12, 2016, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”), and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion as to the effect of any non-Opined on Law on the opinions stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.             When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) the Underwriting Agreement has been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware and has become effective and the Board of Directors of the Company, including any appropriate committee appointed thereby, have taken all necessary corporate action to adopt the Amended and Restated By-Laws and to approve the issuance and sale of the Company Shares and related matters, including the price per share of the Company Shares, and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board of Directors of the Company; (iv) the terms of the issuance and sale of the Company Shares have been duly established in conformity with the Amended and Restated Certificate of Incorporation so as not to violate any applicable law, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the Company Shares are registered in the Company’s share registry and delivered upon payment of the agreed upon consideration therefor, the Company Shares, when issued and sold or otherwise distributed in accordance with the Underwriting Agreement, will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per Company Share.

2.             The Secondary Shares being sold by the Selling Stockholders have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

JK